Exhibit 99.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
APOLLO GROUP, INC.
1.	ARTICLE VII is amended in its entirety to be as follows:
“ARTICLE VII
LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION
     A director or former director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:
(a)	the amount of a financial benefit received by a director to which the director is not entitled;

(b)	an intentional infliction of harm on the Corporation or the shareholders;

(c)	a violation of Arizona Revised Statutes § 10-833; or

(d)	an intentional violation of criminal law.
     The Corporation may indemnify a director or former director for any liability (as defined in Arizona Revised Statutes § 10-850) to any person for any action taken, or any failure to take any action, except liability for any of the following:
(a)	the amount of a financial benefit received by a director to which the director is not entitled;

(b)	an intentional infliction of harm on the Corporation or the shareholders;

(c)	a violation of Arizona Revised Statutes § 10-833; or

(d)	an intentional violation of criminal law.
The Corporation may advance expenses with respect to any liability for which it may so indemnify, on such terms and conditions as may be determined by the Corporation. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of Arizona Revised Statutes §§ 10-850 to 10-858 and shall apply whether or not the Corporation would have power to indemnify or advance expenses to the individual against the same liability under the provisions of Arizona Revised Statutes §§ 10-850 to 10-858 in the absence of the above authority. The authority of the Corporation to so indemnify and advance expenses shall be in addition to the provisions of any contract or Corporation bylaw dealing with indemnification or advancement of expenses, provided, however, that any contract or bylaw purporting to make indemnification or advancement of expenses mandatory shall not apply to the indemnification authority pursuant to this ARTICLE VII, which shall remain discretionary. Any determination to indemnify or advance expenses pursuant to this ARTICLE VII shall be made by the Board of Directors of the Corporation by a majority vote. Any director who is a party to any proceeding, or otherwise considered to be interested in such proceeding, shall not be disqualified from voting with respect to any such determination if the director discloses his interest to the other directors; In addition, any determination to indemnify or advance expenses pursuant to this ARTICLE VII may be made by any other authorizing method permitted by law.”
2.	ARTICLE V, Section 1, is amended in its entirety to be as follows:
     “1. Number of Directors.
          The number of directors of the Corporation shall be not less than seven (7) nor more than fifteen (15) members, as established from time to time by the Board of Directors. The term of each director holding office at the time of the effective date of this amendment to ARTICLE V, Section 1 shall terminate as of the next Annual Meeting of shareholders entitled to vote on the election of directors, notwithstanding that any of such directors may have been elected to a term that would have extended beyond such date, and the directors elected at such Annual Meeting shall hold such office until the following Annual Meeting of shareholders entitled to vote on the election of directors or until his or her earlier death, resignation, or removal. The foregoing notwithstanding, each director shall serve until his or her successor is duly elected.”
3.	ARTICLE V, Section 3, is amended in its entirety to be as follows:
     “3. Removal.
          Except as provided in Section 1 of this ARTICLE V, a director may be removed by the shareholders only for cause at a special meeting of such shareholders, called for such purpose in conformity with the Corporation’s Bylaws, and only by an affirmative vote of the holders of two-thirds (2/3) of the voting power of all the shares entitled to vote at such meeting.”